UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2008

GENTA INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19635 (Commission File Number)	33-0326866 (I.R.S. Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ (Address of Principal Executive Offices)	07922 (Zip Code)

(908) 286-9800
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 7, 2008, Genta Incorporated (the “Company”), a Delaware corporation, entered into a License Agreement (the “Agreement”) with Daiichi Sankyo Company, Limited, (“Daiichi Sankyo”), a Japanese corporation based in Tokyo, Japan, whereby Genta obtained an exclusive worldwide license for tesetaxel (formerly known as DJ -927). Tesetaxel has been placed on “clinical hold” by the U.S. Food and Drug Administration (“FDA”). Genta plans to develop and implement a response to FDA that may lift the clinical hold and enable clinical testing to resume. However, there is no guarantee that FDA will accept this plan, and thus no assurance can be provided that the clinical tests that would be required to secure regulatory approval for marketing can be undertaken.

Pursuant to the agreement, Genta will pay Daiichi Sankyo $250,000 within 30 days from signing the agreement. Genta will also pay 4 equal installments of $562,000 per quarter beginning at the end of the second quarter 2008, and also at the end of each subsequent calendar quarter, until the end of the first quarter 2009, for a total of $2.25 million. The agreement also provides for payments by Genta upon achievement of certain clinical and regulatory milestones and royalties on net product sales. Genta will purchase Daiichi’s current inventory of tesetaxel and will be responsible for all future development, commercialization, and manufacturing of the drug.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s report on Form 10-Q for the period ended March 31, 2008, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

The Company issued a press release on March 7, 2008 to announce the Agreement, and a copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of the Company dated March 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED

By:	/s/ GARY SIEGEL
Name: Gary Siegel Title: Vice President, Finance

Dated: March 10, 2008